Exhibit 10.1

CREDIT AGREEMENT

dated as of December 5, 2024,

among

APPLOVIN CORPORATION,

as the Borrower,

the LENDERS from time to time party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

CITIBANK, N.A.,

GOLDMAN SACHS BANK USA

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 2.01 —	Commitments
Schedule 2.05 —	Swingline Commitments
Schedule 2.06(a) —	Initial Issuing Bank LC Commitment
Schedule 2.06(b) —	Existing Letters of Credit
Schedule 3.06 —	Disclosed Matters
Schedule 6.01 —	Existing Indebtedness
Schedule 6.02 —	Existing Liens

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Borrowing Request
Exhibit C —	Form of Issuing Bank Agreement
Exhibit D —	Form of Interest Election Request
Exhibit E-1 —	Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2 —	Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3 —	Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-4 —	Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT dated as of December 5, 2024 (this “Agreement”), among APPLOVIN CORPORATION, a Delaware corporation, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means any Borrowing comprised of ABR Loans.

“ABR Loan” means a Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) at least a majority of the Equity Interests in a Person.

“Acquisition Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, a Qualified Material Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Borrower, any of its Subsidiaries or the Persons or assets to be acquired); provided that (a)(i) the release of the proceeds thereof to the Borrower and the Subsidiaries is contingent upon the consummation of such Qualified Material Acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Material Acquisition is terminated prior to the consummation of such Qualified Material Acquisition or if such Qualified Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of such Indebtedness or (b)(i) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision), or such definitive documentation permits such Indebtedness to be redeemed or prepaid, if such Qualified Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Material Acquisition is terminated prior to the consummation of such Qualified Material Acquisition or such Qualified Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be.

“Adjusted Daily Simple CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple CORRA for such calculation plus (b) 0.29547%; provided that,

if Adjusted Daily Simple CORRA as so determined is less than the zero, then Adjusted Daily Simple CORRA shall be deemed to be zero.

“Adjusted Daily Simple SOFR” means, with respect to any Borrowing denominated in US Dollars, an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero.

“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than the zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted Term SOFR” means, with respect to any Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) 0.10%; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII, or such Affiliates or branches thereof as it shall from time to time designate by notice to the Borrower and the Lenders for the purpose of performing any of its obligations hereunder or under any other Loan Document.

“Administrative Questionnaire” means a customary administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders in effect at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Loans denominated in US Dollars outstanding at such time, (b) the sum of the US Dollar Equivalents of the aggregate principal amount of the Loans denominated in Alternative Currencies outstanding at such time, (c) the total LC Exposure at such time and (d) the total Swingline Exposure at such time.

“Agreed Currencies” means US Dollars and each Alternative Currency.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% per annum and (c) the Adjusted Term SOFR for a one month Interest Period as published two US Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum. For purposes of clause (c) above, the Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that (i) if such rate as so determined shall be less than zero, such rate shall be deemed to be zero and (ii) if such rate cannot be determined, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, as the case may be.

“Alternative Currency” means Euro, Sterling, Canadian Dollars, Swiss Francs, Yen and any additional currencies determined after the Effective Date by mutual agreement of the Borrower, Lenders and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Alternative LC Currency” means Euro, Sterling, Canadian Dollars, Swiss Francs, Yen and any other currency (other than US Dollars) for which an Exchange Rate and an LC Exchange Rate may be obtained; provided that at the time of the issuance, amendment or extension of any Letter of Credit denominated in a currency other than US Dollars, Euro, Sterling, Canadian Dollars, Swiss Francs, or Yen, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank in respect of such Letter of Credit.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Margin” means, for any day, with respect to any ABR Loan, Term Benchmark Loan or RFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the Applicable Margin per annum set forth below under the caption “Alternate Base Rate”, “ Adjusted Term SOFR, EURIBOR Rate, Adjusted Term CORRA Rate, TIBOR Rate, Daily Simple SONIA, Daily Simple SARON, Adjusted Daily Simple SOFR, Adjusted Daily Simple CORRA” or “Commitment Fee”, as the case may be, based upon the Ratings from S&P, Moody’s and Fitch as of such date:

Pricing Level	Ratings S&P/Moody’s/Fitch	Commitment Fee (basis points per annum)	Alternate Base Rate (basis points per annum)	Adjusted Term SOFR, EURIBOR Rate, Adjusted Term CORRA Rate, TIBOR Rate, Daily Simple SONIA, Daily Simple SARON, Adjusted Daily Simple SOFR, Adjusted Daily Simple CORRA (basis points per annum)
I	≥Baa1 / BBB+ / BBB+	0.100%	0.125%	1.125%
II	Baa2 / BBB / BBB	0.125%	0.250%	1.250%
III	Baa3 / BBB- / BBB-	0.175%	0.375%	1.375%
IV	Ba1 / BB+ / BB+	0.225%	0.500%	1.500%
V	Ba2 / BB / BB	0.275%	0.750%	1.750%
VI	≤Ba3 / BB- / BB-	0.325%	1.000%	2.000%

For purposes of the foregoing, if the Ratings assigned by all three of Moody’s, S&P and Fitch shall fall within the same category, the Applicable Margin shall be determined by reference to such category. If the Ratings assigned by two of Moody’s, S&P and Fitch shall fall within the same category and the third in a different category, the Applicable Margin shall be based on the ratings assigned by the two of Moody’s, S&P and Fitch that fall within the same category. If the Ratings assigned by Moody’s, S&P and Fitch shall each fall within different categories from each other, the Applicable Margin shall be based on the middle of the three Ratings. If only two of S&P, Moody’s and Fitch shall have in effect a rating and such Ratings shall fall within different categories, the Applicable Margin shall be based on the higher of the two Ratings. If only one of Moody’s, S&P and Fitch shall have in effect a rating, the Applicable Margin shall be determined by reference to the category in which such rating falls. If the Ratings established or deemed to have been established by Moody’s, S&P and Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P, or Fitch), such change shall be effective as of the third Business Day following the date on which notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the definition of Applicable Margin to reflect such changed rating system or the unavailability of Ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time; provided that, for purposes of Section 2.20 when any Lender shall be a Defaulting Lender, the “Applicable

Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If all the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.02(a).

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in their capacities as joint lead arrangers and joint bookrunners for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an Approved Electronic Platform) approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, at the time of determination, the lesser of (1) the fair market value of the property (as determined in good faith by the board of directors of the Borrower) subject to such Sale/Leaseback Transaction multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) and (ii) the present value assuming no such termination.

“Augmenting Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“Authorized Officer” means, with respect to any Person, any of the chairman of the board, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, the secretary, any assistant secretary, any vice president or any other officer or manager (or authorized signatory holding equivalent function) of such Person (or of such Person’s general partner, member or other similar Person); provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, upon request of the Administrative Agent, the secretary, an assistant secretary or any other officer or manager (or authorized signatory holding equivalent function) of such Person (or of such Person’s general partner, member or other similar Person) shall have delivered (which delivery may be made on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by an applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country which has implemented or implements Article 55 of Directive 2014/59/EU), Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a

Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the Relevant Rate for Loans denominated in such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency (other than Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in US Dollars, the Adjusted Daily Simple SOFR and/or in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple CORRA; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States (it being understood and agreed that solely for purposes of this clause (2)(a), the Borrower may give due consideration to Treasury Regulations Section 1.1001-6 and any other applicable guidance with respect to the selection and implementation of any alternate benchmark rate to avoid such selection or implementation resulting in a deemed exchange for U.S. Federal income tax purposes to the extent such deemed exchange could cause an adverse Tax consequence to the Borrower or any of its Subsidiaries) and (b) the related Benchmark Replacement Adjustment;

provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement”, in the case of any Loan denominated in Canadian Dollars, shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in US Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Foreign Currency Overnight Rate”, the definition of “Interest Period”, the definition of “RFR Business Day”, the definition of “US Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its reasonable discretion after consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders pursuant to Section 2.14(b)(ii).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under the other Loan Documents in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” means, with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means AppLovin Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Type and currency made, converted or continued on the same date and to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 (US$1,000,000 in the case of an ABR Borrowing), (b) in the case of a Borrowing denominated in Euro, €5,000,000, (c) in the case of a Borrowing denominated in Sterling, £5,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$5,000,000, (e) in the case of a Borrowing denominated in Swiss Francs, CHF5,000,000 and (f) in the case of a Borrowing denominated in Yen, ¥500,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$1,000,000, (e) in the case of a Borrowing denominated in Swiss Francs, CHF1,000,000 and (f) in the case of a Borrowing denominated in Yen, ¥100,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Term Benchmark Loan denominated in Euro or the determination of the EURIBOR Rate, the term “Business Day” shall also exclude any day that is not a TARGET Day, (b) when used in connection with a Term Benchmark Loan denominated in Canadian Dollars or the determination of CORRA, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Canada, (c) in relation to Loans denominated in Yen or the determination of the TIBOR Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (d) when used in connection with an RFR Loan denominated in any Agreed Currency and any interest rate settings, fundings, disbursements, settlements or payments of such RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day with respect to Loans denominated in such Agreed Currency and (e) when used in connection with any Letter of Credit denominated in an Alternative LC Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the principal interbank market for such Alternative LC Currency.

“Canadian Dollars” or “CAD$” means the lawful money of Canada.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02 only, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capped Adjustments” means (a) any additions to Consolidated EBITDA pursuant to clause (a)(vi) or (a)(xiv) of the definition of such term and (b) any additions to Consolidated EBITDA pursuant to clause (ii) of Section 1.04(b).

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means, with respect to any CBR Loan at any time, the Applicable Margin that would be applicable at such time to the Loan that was converted into such CBR Loan in accordance herewith.

“Central Bank Rate” means the greater of (i) (a) (A) for any Loan denominated in Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (B) for any Loan denominated in Sterling, the Bank of England’s (or any successor thereto’s) “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (C) for any Loan denominated in Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (D) for any Loan denominated in any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (b) the applicable Central Bank Rate Adjustment and (ii) the Floor. Any change in the Central Bank Rate due to a change in the Central Bank Rate Adjustment shall be effective from and including the effective date of such change in the Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, (a) for any Loan denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) for any Loan denominated in Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Daily Simple SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest Daily Simple SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) for any Loan denominated in Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SARON for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Daily Simple SARON applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period and (d) for any Loan denominated in any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the Central Bank Rate shall be determined disregarding clause (b) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month.

“Change in Law” means (a) the adoption or taking effect of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and become effective after the date of this Agreement.

“Change of Control” shall mean and be deemed to have occurred if any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 50.0% thereof, unless, the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether a Change of Control is triggered and (iv) (a) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (b) (x) a Person shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a “Change of Control” if (A) the Borrower becomes a direct or indirect wholly-owned subsidiary of a holding company and (B)(I) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Borrower immediately prior to that transaction or (II) the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for, a majority of the voting stock of such holding company immediately after giving effect to such transaction. Notwithstanding the foregoing, a merger of the Borrower with any of its Subsidiaries solely for the purpose of reincorporating the Borrower in another jurisdiction within the United States shall not be a “Change of Control.”

“Charges” has the meaning assigned to such term in Section 9.13.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Commitments as of the Effective Date is US$1,000,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.09(d)(i).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any regulations promulgated thereunder.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through an Approved Electronic Platform.

“Competitor” means any competitor of the Borrower or its Subsidiaries (as determined in good faith by the Borrower).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (including amortization of intangibles, including, but not limited to goodwill, but excluding, for the avoidance of doubt, amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) all losses for such period on sales or dispositions of assets outside the ordinary course of business or discontinued operations, (v) any non-cash compensation expense, costs and expenses related to management equity plans or stock option or phantom equity plans or any other management or employee benefit plans or agreements, or curtailments or modifications to pension and post-retirement employee benefit plans for such period, and all extraordinary, unusual or non-recurring non-cash charges for such period, (vi) any restructuring or extraordinary, unusual or non-recurring cash charges, severance, relocation, integration, recruiting, retention or transition costs, business optimization expenses or costs or expenses related to closure/consolidation of facilities; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (vi) together with the aggregate amount of all other Capped Adjustments for such period shall not exceed 10% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments), (vii) non-cash goodwill and intangible asset impairment charges for such period, (viii) charges for such period recognized on changes in the fair value of contingent consideration payable by, and non-cash charges for such period recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Borrower or any Subsidiary in any business combination and non-cash charges for such period for changes in the fair value of minority equity investments of the Borrower or any Subsidiary, (ix) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer, employee or other personal service provider of the Borrower and the Subsidiaries, (x) transaction costs associated with this Agreement and the transactions contemplated hereby and with any actual, proposed or contemplated issuance of Equity Interests, the making of any investment, Acquisition or disposition, or the issuance or incurrence of Indebtedness or refinancings, (xi) any net loss incurred in such period from foreign currency exchanges, conversions, translations and/or contracts, (xii) expenses and charges that are reimbursed by indemnification or insurance, (xiii) all losses for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (v), (viii) or (ix) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made and (xiv) any “run-rate” cost savings, operating expense reductions, operating enhancements or similar benefits that are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 18 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions, as set forth in a certificate of a Financial Officer; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (xiv) together with the aggregate amount of all other Capped Adjustments for such period shall not exceed 10% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments); and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all gains for such period on sales or dispositions of assets outside the ordinary course of business or discontinued operations, (ii) all gains for such period arising from business combinations, including gains on a “bargain purchase” and gains recognized on changes in the fair value of contingent consideration payable by, and gains recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Borrower or any Subsidiary in connection therewith and gains for such period for changes in the fair value of minority equity investments of the Borrower or any Subsidiary, (iii) any extraordinary gains for such period, (iv) any non-cash items of income for such period that represent the reversal of any accrual of charges referred to in clauses (a)(v), (a)(vi) or (a)(ix) above, (v) all gains for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments, all determined on a consolidated basis in accordance with GAAP and (vi) any net gain incurred in such period from foreign currency exchanges, conversions, translations and/or contracts. In the event any Subsidiary shall be a Subsidiary that is not a Wholly Owned Subsidiary, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For the purposes of calculating Consolidated EBITDA for any Test Period for the purposes of any determination of the Leverage Ratio, if during such Test Period (or, in the case of determining compliance with Section 6.05 on a pro forma basis (but not the actual compliance with Section 6.05), during the period from the last day of such Test Period to and including the date as of which such calculation is made) the Borrower or any Subsidiary shall have consummated a Material Disposition or Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Test Period.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income or loss of any Subsidiary that is not a Wholly Owned Subsidiary to the extent such income or loss is attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Revenues” means, for any period, the aggregate revenues of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the consolidated total assets of the Borrower and the Subsidiaries at such time, as such amount would appear on a consolidated balance sheet of the Borrower prepared in accordance with GAAP; provided that if after such time and to and including the date of the calculation of “Consolidated Total Assets”, the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Total Assets as of such time shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition had occurred as of such time.

“Consolidated Total Debt” means, at any time, the sum, without duplication of (i) Indebtedness of the type referred to in clauses (a) and (b) of the definition thereof and (ii) Capital Lease Obligations, in each case, of the Borrower and the Subsidiaries, determined on a consolidated basis as of such time.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Term CORRA Rate.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), with respect to any Loan denominated in Canadian Dollars, an interest rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.

“Daily Simple SARON” means, for any day (an “SARON Interest Day”), with respect to any Loan denominated in Swiss Francs, an interest rate per annum equal to the greater of (a) SARON for the day that is five RFR Business Days prior to (i) if such SARON Interest Day is an RFR Business Day, such SARON Interest Day or (ii) if such SARON Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SARON Interest Day and (b) zero. Any change in Daily Simple SARON due to a change in SARON shall be effective from and including the effective date of such change in RFR.

“Daily Simple SOFR” means, for any day (a “SOFR Interest Day”), a rate per annum equal to SOFR for the day that is four RFR Business Days prior to (a) if such SOFR Interest Day is an RFR Business Day, such SOFR Interest Day or (b) if such SOFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Interest Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), with respect to any Loan denominated in Sterling, an interest rate per annum equal to the greater of (a) SONIA for the day that is five RFR Business Days prior to (i) if such SONIA Interest Day is an RFR Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SONIA Interest Day and (b) zero. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in RFR.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender, in good faith, notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or an Issuing Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in such writing or public statement, including, if applicable, by reference to a specific Default) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after a written request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as applicable, or (d) has, or has a Lender Parent that has, become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Termination Date and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means (a) any Competitor that the Borrower has identified, by name, in writing to the Administrative Agent from time to time on or after the Effective Date and (b) Affiliates of any Person described in clause (a) above if such Affiliates are identified by the Borrower, by name, in writing to the Administrative Agent from time to time on or after the Effective Date or are clearly identifiable as an Affiliate of such Person based solely on the similarity of such Affiliate’s name to the name of such Person; provided that (i) no designation of any Person as a “Disqualified Lender” shall apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest (or shall have entered into a trade therefor) prior thereto, but shall disqualify such Person from taking any further assignment or participation thereafter and (ii) a designation of a Person as a Disqualified Lender pursuant to a writing delivered by the Borrower shall become effective one Business Day after delivery of such writing to the Administrative Agent. The Borrower shall deliver any such writing to the Administrative Agent via email to JPMDQ_Contact@jpmorgan.com.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is acknowledged to be December 5, 2024.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) a Defaulting Lender, (iii) the Borrower, any Subsidiary or any other Affiliate of the Borrower or (iv) any Disqualified Lender.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, generation, use, handling, transportation, storage, treatment, disposal, release or threatened release of any toxic or hazardous substance or waste, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to the Borrower or any Subsidiary, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests (including shares) in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Indebtedness (including Permitted Convertible Notes) that is convertible into Equity Interests in the Borrower shall not, prior to the date of conversion thereof, constitute Equity Interests in the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any reportable event (within the meaning of Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan, other than an event for which the 30-day notice period is waived; (b) a failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 3(14) of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to such term in Article VIII.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Loan” means any Loan that bears interest at a rate determined by reference to the EURIBOR Rate.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any date of determination, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which such other currency may be exchanged into US Dollars last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion). Notwithstanding the foregoing provisions of this definition or the definition of “US Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.12(b), compute the US Dollar amounts of the LC Exposures attributable to Letters of Credit issued by it by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose. For the avoidance of doubt, any exchange rate used will be with no mark-up or spread added.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or required to be withheld or deducted from such payment: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law, rule or regulation in effect on the date on which such Lender becomes a party to this Agreement (other than pursuant to an assignment at the request of the Borrower under Section 2.19(b)) or designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17(a) or 2.17(c), (c) any Taxes attributable to such recipient’s failure to comply with Section 2.17(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 15, 2018, among the Borrower, the lending institutions from time to time parties thereto and Bank of America, N.A., as administrative agent, swingline lender and the collateral agent.

“Existing Letters of Credit” means letters of credit issued under the Existing Credit Agreement, or pursuant to the terms of the Existing Credit Agreement deemed issued thereunder, that are outstanding on the Effective Date and described on Schedule 2.06(b).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).

“Extended Letters of Credit” has the meaning assigned to such term in Section 2.06(c).

“Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Extension” has the meaning assigned to such term in Section 2.21(a).

“Extension Closing Date” has the meaning assigned to such term in Section 2.21(b).

“Extension Notice” has the meaning assigned to such term in Section 2.21(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate would be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, financial director, treasurer or controller of the Borrower; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, upon request of the Administrative Agent, the secretary, an assistant secretary or any other officer or manager (or authorized signatory holding equivalent function) of the Borrower shall have delivered (which delivery may be made on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Relevant Rate.

“Foreign Currency Overnight Rate” means, for any day, with respect to any currency, a rate per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the principal interbank market for such currency, as such rate is determined by the Administrative Agent or the applicable Issuing Bank, as applicable, by such means as the Administrative Agent or such Issuing Bank, as the case may be, shall determine to be reasonable.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, any expression by the Borrower or any Subsidiary of an intent to continue to provide financial support to any of its subsidiaries made in a management representation letter delivered in connection with an audit of the financial statements of such subsidiary, so long as such expression of intent does not create any binding obligation, contingent or otherwise, on the Borrower or such Subsidiary to provide such support, shall not be deemed to be a Guarantee. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (which, in the case of any Guarantee of any Indebtedness, shall be the principal amount of such Indebtedness), or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per-or polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning assigned to such term in Section 2.09(d)(ii).

“Increasing Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“Incremental Agreement” has the meaning assigned to such term in Section 2.09(d)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) accounts payable incurred, and other current liabilities accrued, in each case in the ordinary course of business, (ii) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration payable in connection with Acquisitions and (iii) deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) [reserved] and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness of any Person shall not include (i) trade payables, (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (iii) customer deposits and advances, and interest payable thereon, in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person in connection with the purchase of goods or services, or (iv) obligations under overdraft arrangements with banks incurred in the ordinary course of business to cover working capital needs. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Loans” has the meaning assigned to such term in Section 2.09(d)(iii).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month), (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (other than in the case of Borrowings denominated in Canadian Dollars) six months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investors” means each of Adam Foroughi, the Foroughi 2015 Irrevocable Trust, Andrew Karam, the Karam 2015 Irrevocable Trust, John Krystynak and, in each case, any of their affiliates.

“IRS” means the US Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) each of JPMorgan Chase Bank, N.A. Bank of America, N.A., Morgan Stanley Senior Funding, Inc., Citibank, N.A. and Goldman Sachs Bank USA and (b) any other Lender that has entered into an Issuing Bank Agreement with the Borrower, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i); provided that, Goldman Sachs Bank USA shall have no obligation to issue any Letter of Credit that is not a standby letter of credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“Issuing Bank Agreement” means an agreement among the Borrower, the Administrative Agent and a Lender pursuant to which such Lender agrees to act as an Issuing Bank hereunder, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.06(a) or in such Issuing Bank’s Issuing Bank Agreement. The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative LC Currency and not reimbursed by the Borrower shall be determined as set forth in Section 2.06(e) or 2.06(l), as applicable.

“LC Exchange Rate” means, on any date of determination, with respect to US Dollars in relation to any Alternative LC Currency, the rate at which US Dollars may be exchanged into such Alternative LC Currency on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion). For the avoidance of doubt, any exchange rate used will be with no mark-up or spread added.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted (without duplication) to give effect to any reallocation under Section 2.20 of the LC Exposure of Defaulting Lenders in effect at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to the Borrower, in each case in a currency other than US Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.09(d) or 9.02(d) or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and, as of the Effective Date, the Existing Letters of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date minus up to US$1,000,000,000 of Unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Liabilities” means any losses, claims, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means any loan made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, (a) this Agreement and any Incremental Agreement and (b) except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.10(e) and any letter of credit applications referred to in Section 2.06(a) and any Issuing Bank Agreement.

“Material Acquisition” means any Acquisition by the Borrower or any Subsidiary that involves consideration in excess of US$250,000,000.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, or financial condition of Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of Borrower and its Subsidiaries, taken as a whole, to perform their payment obligations under this Agreement or any of the other Loan Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole.

“Material Disposition” means any sale, transfer or other disposition, or series of related sales, transfers or other dispositions, of any property or assets by the Borrower or any Subsidiary that yields gross proceeds (whether cash or non-cash) to the Borrower and the Subsidiaries in excess of US$250,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding US$250,000,000. For purposes of determining Material Indebtedness, the “amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be (i) the mark-to-market value for such Swap Agreement based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Swap Agreements (which may include a Lender or any Affiliate of a Lender) or (ii) in the absence of any such quotations, the maximum aggregate principal amount that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time, in each case giving effect to any applicable netting agreements.

“Material Subsidiary” means, at any time, each Subsidiary other than Subsidiaries that do not represent more than 5% for any such Subsidiary, or more than 10% in the aggregate for all such Subsidiaries, of either (i) Consolidated Total Assets or (ii) Consolidated Revenues of the Borrower and the Subsidiaries at the end of or for the Test Period then most recently ended.

“Maturity Date” means December 5, 2029, as such date may be extended pursuant to Section 2.21.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, any Subsidiary or other Affiliate of the Borrower, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is contributed to or required to be contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability (other than a multiemployer plan in its capacity as a direct or indirect investor in the Borrower or any ERISA Affiliate).

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Non-Increasing Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the foregoing rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, or otherwise, and (ii) each payment required to be made by the Borrower under any Loan Document in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement and by the Borrower of all other monetary obligations under any other Loan Document to which it is a party, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower, as applicable; provided that for purposes of the definition of Change of Control, references to the Borrower shall be deemed to refer to any such Parent Entity.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Payment” has the meaning assigned to such term in Article VIII.

“Payment Notice” has the meaning assigned to such term in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Convertible Notes” means any notes issued by the Borrower that are convertible into common stock of the Borrower (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Borrower generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), cash (the amount of such cash being determined by reference to the price of such common stock or such other Equity Interests, securities, property or assets), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock; provided that (a) the stated final maturity thereof shall be no earlier than 91 days after the Maturity Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Maturity Date (it being understood that each of (i) a repurchase of such notes on account of the occurrence of a “change of control”, “fundamental change”, liquidation, delisting or other similar event, (ii) any redemption of such notes at the option of the Borrower, (iii) the conversion of such notes in accordance with their terms, (iv) the acceleration of such notes following the occurrence of an event of default under the terms of the agreements governing such notes and (v) the occurrence of any event or satisfaction of any condition permitting any of the foregoing, shall be deemed not to constitute a change in the stated final maturity thereof), (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of (i) an event of default under the terms of the agreements governing such notes, (ii) a “change of control”, “fundamental change”, liquidation, delisting or other similar event, (iii) a conversion or (iv) following the Borrower’s election to redeem such notes) prior to the 91st day after the Maturity Date, (c) the terms, conditions and covenants of such notes shall be customary or more favorable to the Borrower than customary for notes of such type (as determined by the Borrower in good faith), (d) no Subsidiary shall Guarantee obligations of the Borrower thereunder, and (e) the obligations in respect thereof (and any Guarantee thereof) shall not be secured by Liens on any assets of the Borrower or any Subsidiary.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) (x) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and lessors’ Liens (and deposits to obtain the release of such Liens), setoff rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to such Liens imposed by law), arising in the ordinary course of business and Liens arising solely by virtue of any statutory, common law or contractual provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to securities accounts, deposit accounts or other funds maintained with a creditor depository institution or securities intermediary and (y) Liens for Taxes that (i) are not overdue by more than 30 days or (ii) are being contested in good faith by appropriate proceedings, provided that the Borrower or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, disability, unemployment insurance and other similar plans or programs and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including deposits in respect of tax assessments (or in respect of any performance bonds posted in connection therewith) that are required to be made by the assessing municipalities prior to the commencement of litigation challenging such assessments), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) licenses and sublicenses of intellectual property of the Borrower and its Subsidiaries and leases and subleases of property granted to others in the ordinary course of business not in any way interfering in any material respect with the business of the Borrower and its Subsidiaries;

(h) Liens and deposits securing netting services, business credit card or purchase card programs, overdraft protection and other treasury, depository, Swap Contracts and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;

(i) Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums; and

(j) the interest and title of a lessor or licensor under any lease, license, sublease or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” shall mean each of (i) the Investors and their respective Affiliates and members of management of Borrower or any Subsidiary (or their respective direct or indirect parent, management investment vehicle or estate planning vehicle) who are holders of Equity Interests of the Borrower (or its direct or indirect parent company or management investment vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, their respective Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any other direct or indirect Parent Entity, (ii) any direct or indirect Parent Entity formed not in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not formed after giving effect thereto, would constitute a Change of Control and (iii) any entity (other than a Parent Entity) through which a Parent Entity described in clause (ii) directly or indirectly holds Equity Interests of the Borrower and has no other material operations other than those incidental thereto.

“Permitted Investments” means:

(a) direct obligations of the United States of America (including U.S. Treasury bills, notes and bonds) that are backed by the full faith and credit of the United States of America;

(b) direct obligations of any agency of the United States of America that are backed by the full faith and credit of the United States of America and direct obligations of United States of America government-sponsored enterprises (including the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation)that are rated the same as direct obligations of the United States of America;

(c) direct obligations of, and obligations fully guaranteed by, any State of the United States of America that, on the date of acquisition, are rated investment grade by Moody’s or by S&P, including general obligation and revenue notes and bonds, insured bonds (including all insured bonds having, on the date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P) and refunded bonds (reissued bonds collateralized by U.S. Treasury securities);

(d) Indebtedness of any county or other local governmental body within the United States of America having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P, or Auction Rate Securities, Tax-Exempt Commercial Paper or Variable Rate Demand Notes issued by such bodies that is, on the date of acquisition, rated at least A3/P-1/VMIG-1 by Moody’s or A-/A-1/SP-1 by S&P;

(e) non-US Dollar denominated indebtedness of other sovereign countries having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(f) non-US Dollar denominated indebtedness of government agencies having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(g) mortgage-backed securities of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America; provided that such mortgage-backed securities that are purchased on a TBA (“To-Be-Announced”) basis must have a settlement date of less than three months from date of purchase;

(h) collateralized mortgage obligations of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America;

(i) commercial paper issued by any corporation or bank having a maturity of nine months or less and having, on the date of acquisition, a credit rating of at least P1 or the equivalent thereof from Moody’s or A1 or the equivalent thereof from S&P;

(j) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case issued by any bank that has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(k) direct obligations of corporations, banks or financial entities and agencies, including medium term notes (MTN) and bonds, structured notes and Eurodollar/Yankee notes and bonds, in each case having, at the date of acquisition, a credit rating of at least Baa1 from Moody’s or BBB+ from S&P;

(l) repurchase and reverse repurchase agreements for securities described in clauses (a) through (c) above with a financial institution described in clause (j) above;

(m) asset-backed securities that are, on the date of acquisition, rated BBB+ by S&P or Baa1 by Moody’s;

(n) money market funds and mutual funds consisting primarily of investments described in clauses (a) through (m) above, in each case having a credit rating of at least Aaa from Moody’s or AAA from S&P, and in each case having at least US$500,000,000 of assets under management;

(o) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case not described in clause (j) of this definition to the extent that (i) the issuing bank is organized under the laws of a country in which the Borrower or any of its Subsidiaries conducts operations and (ii) the aggregate amount of such instruments issued by any individual bank or its Affiliates held by the Borrower and its Subsidiaries does not exceed US$20,000,000;

(p) securities issued or directly and fully and unconditionally guaranteed or insured by any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(q) (i) Dollars, (ii) Euro, Pounds Sterling, Yen, Swiss Francs, Canadian Dollars, or any national currency of any Participating Member State in the European Union and (iii) local currencies held from time to time in the ordinary course of business; and

(r) other investments determined by the Borrower or any Subsidiary to entail credit risks not materially greater than those associated with the foregoing investments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability (other than an employee pension benefit plan in its capacity as a direct or indirect investor in the Borrower or any ERISA Affiliate).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Qualified Material Acquisition” means any Acquisition by the Borrower or any Subsidiary; provided that the aggregate cash consideration therefor (including Indebtedness of the acquired Person (or of the acquired division, business, operating unit or product line) assumed in connection therewith or that is refinanced in connection therewith, all obligations in respect of deferred purchase price and all other cash consideration payable in connection therewith) exceeds US$1,500,000,000.

“Rating” means the rating that has been most recently announced (which may be included in any press release that Moody’s, S&P or Fitch issues) by either Moody’s, S&P or Fitch, as the case may be, for any class of senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower.

“Reference Time” with respect to any setting of the then-current Benchmark means, (a) if such Benchmark is the Term SOFR, 5:00 a.m., Chicago time, on the day that is two Business Days preceding the date of such setting, (b) if such Benchmark is EURIBOR Rate, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting, (c) if such Benchmark is Term CORRA, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting, (d) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (e) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (f) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (g) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting or (h) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Board of Governors and/or the NYFRB, as applicable, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (d) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (e) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto and (f) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such Benchmark Replacement is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Adjusted Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (c) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate, (d) with respect to any RFR Borrowing denominated in Swiss Francs, the SARON Rate, (e) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple SONIA, (f) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Rate and (g) with respect to any RFR Borrowing denominated in US Dollars, the Adjusted Daily Simple SOFR.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR Reference Rate, (b) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA, (c) with respect to any

Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate and (d) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and total unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s Loans denominated in US Dollars outstanding at such time, (b) the sum of the US Dollar Equivalents of the aggregate principal amount of such Lender’s Loans denominated in Alternative Currencies outstanding at such time, (c) such Lender’s LC Exposure at such time and (d) such Lender’s Swingline Exposure at such time.

“RFR” means (a) with respect to any Loan denominated in Sterling, SONIA, (b) with respect to any Loan denominated in US Dollars, the Daily Simple SOFR, (c) with respect to any Loan denominated in Swiss Francs, SARON and (d) with respect to any Loan denominated in Canadian Dollars, solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA, Daily Simple CORRA.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means (a) for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) for any Loan denominated in Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) for any Loan denominated in US Dollars, a US Government Securities Business Day and (d) for any Loan denominated in Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SARON, Daily Simple SONIA or, if applicable pursuant to Section 2.14, the Adjusted Daily Simple SOFR or Adjusted Daily Simple CORRA.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer to such Person in contemplation of leasing any real property, used or useful in its business, whether now owned or hereafter acquired, and thereafter the Borrower or any such Subsidiary shall rent or lease such real property from such Person.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, and non-government controlled areas of the Kherson and Zaporizhzhia Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50 percent or more owned or controlled by one or more Persons identified in (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or His Majesty’s Treasury of the United Kingdom.

“SARON” shall mean, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” shall mean the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” shall mean SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SARON Loan” shall mean any Loan denominated in Swiss Francs, which shall bear interest at a rate determined by reference to Daily Simple SARON.

“SEC” means the United States Securities and Exchange Commission.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple SONIA.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.09(d)(iii).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.05 attached hereto or (ii) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the

Effective Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05. All Swingline Loans shall be denominated in US Dollars.

“Swiss Franc” or “CHF” mean the lawful currency of Switzerland.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system as shall be determined by the Administrative Agent to be a suitable replacement therefor for purposes hereof) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Borrowing” means any Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR, the EURIBOR Rate, the TIBOR Rate or the Adjusted Term CORRA Rate.

“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term

CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than zero, then Term CORRA shall be deemed to be zero for all purposes of this Agreement.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice” means a notification by the Administrative Agent to the Borrower and the Lenders of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred with respect to Term CORRA resulting in a Benchmark Replacement in accordance with Section 2.14(b) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two US Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the first date on which (a) all Commitments have expired with no pending drawings or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on the Borrower) have been paid in full in cash and (c) all Letters of Credit (other than, after the Maturity Date, the Extended Letters of Credit) have expired or have been terminated (or shall have ceased to be “Letters of Credit” pursuant to Section 9.05) and all LC Disbursements have been reimbursed.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters of the Borrower then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable (or, prior to the first such delivery, the period of four consecutive fiscal quarters of the Borrower ended September 30, 2024).

“TIBOR Loan” means a Loan that bears interest at a rate determined by reference to the TIBOR Rate.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period; provided that if such rate shall ever be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR, the EURIBOR Rate, the Adjusted Term CORRA Rate, the TIBOR Rate, Daily Simple SARON, the Alternate Base Rate, the Daily Simple SONIA or, if applicable pursuant to Section 2.14, the Adjusted Daily Simple SOFR or the Adjusted Daily Simple CORRA.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct

Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted” means, when referring to cash of the Borrower and its Subsidiaries, that such cash (a) does not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Subsidiary in accordance with GAAP and (b) is not otherwise unavailable to the Borrower or such Subsidiary.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05(b).

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means any person that is (a) a “United States person” within the meaning of Section 7701(a)(30) of the Code and (b) any entity that for U.S. Federal income tax purposes is disregarded as an entity separate from any person described in clause (a) of this definition.

“US Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors or equivalent body of such Person.

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which (other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required under applicable law to be held by Persons other than the Borrower or the Wholly Owned Subsidiaries) are owned, directly or indirectly, by the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including to this Agreement or any other Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Section 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) for purposes of determining compliance with any covenant set forth in Article VI, including with respect to the definition of “Capital Lease”, no effect shall be given to (A) any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (C) any valuation of Indebtedness below its full stated principal amount as a result of the application of Accounting Standards Update 2015-03, Interest, issued by the Financial Accounting Standards Board, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof, and (D) any change as a result of the adoption of any of the provisions set forth in the Accounting Standards Update 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other amendments to the Accounting Standards Codifications issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require the recognition of right-of-use assets and lease liabilities for leases or similar agreements that would not be classified as capital leases under GAAP as in effect prior to January 1, 2019.

(b) All pro forma computations required to be made hereunder giving effect to any Acquisition, investment, sale, disposition, merger or similar event (i) shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and (ii) may also reflect, without duplication, adjustments of the type referred to in clauses (a)(vi) and (a)(xiv) of the definition of “Consolidated EBITDA”; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (ii), together with the aggregate amount of all other Capped Adjustments for such period, shall not exceed 10% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments).

Section 1.05. Currency Translation.

(a) For purposes of any determination under Section 6.01, 6.02, 6.04, 7.01(f), 7.01(g) or 7.01(k), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02 or 6.04 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale/Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of Section 6.05 and the related definitions, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates then most recently used in preparing the Borrower’s consolidated financial statements.

(b) (i) The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative LC Currency as of the date of the issuance thereof and on the first Business Day of each calendar month on which such Letter of Credit is outstanding, in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative LC Currency as provided in Sections 2.06(e) and 2.06(l).

(ii) The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency on or about the date of the commencement of the initial Interest Period therefor (or, in the case of an RFR Loan, the date on which such RFR Loan is made) and as of the date of the commencement of each subsequent Interest Period therefor (or, in the case of an RFR Loan, each date that shall occur at intervals of three months’ duration after the date on which such RFR Loan is made), in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section.

(iii) The Administrative Agent may also determine the US Dollar Equivalent of any Borrowing or Letters of Credit denominated in any currency other than US Dollars as of such other dates as the Administrative Agent shall determine, in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Borrowing or Letter of Credit until the next calculation thereof pursuant to this Section.

(iv) The Administrative Agent shall notify the Borrower, the applicable Lenders and the applicable Issuing Bank of each determination of the US Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

Section 1.06. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in US Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in US Dollars or Alternative Currencies to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments to the same Borrower. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised (i) in the case of Borrowings denominated in US Dollars, entirely of ABR Loans or Term SOFR Loans, as the Borrower may request in accordance herewith, (ii) in the case of Borrowings denominated in Euro, entirely of EURIBOR Loans, (iii) in the case of Borrowings denominated in Sterling, entirely of SONIA Loans, (iv) in the case of Borrowings denominated in Canadian Dollars, entirely of CORRA Loans, (v) in the case of Borrowings denominated in Swiss Francs, entirely of SARON Loans and (vi) in the case of Borrowings denominated in Yen, entirely of TIBOR Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) a Term Benchmark Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. At the time that each ABR Borrowing and each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Borrowing or an RFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or, in the case of an ABR Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Term Benchmark Borrowings and RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall submit a written Borrowing Request, signed by an Authorized Officer of the Borrower, to the Administrative Agent (a) in the case of a Term Benchmark Borrowing denominated in US Dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Term Benchmark Borrowing denominated in Euro or Canadian Dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (c) in the case of a Term Benchmark Borrowing denominated in Yen, not later than 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, (d) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing and (e) in the case of an RFR Borrowing, not later than 12:00 p.m., New York City time, five RFR Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and currency of the requested Borrowing;

(ii) the date of the requested Borrowing, which shall be a Business Day;

(iii) the Type of the requested Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Borrower to which funds are to be disbursed, which shall comply with Section 2.07, or, in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), the identity and the account of the Issuing Bank that had made such LC Disbursement.

If no currency is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) if denominated in US Dollars, an ABR Borrowing, (B) if denominated in Sterling, a SONIA Borrowing and (C) if denominated in any other currency, a Term Benchmark Borrowing of the applicable Type. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved].

Section 2.05. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, each Swingline Lender severally agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment or (ii) any Lender’s Revolving Credit Exposure exceeding its Commitment; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d) Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(e) Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f) Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(e) above.

Section 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit for its own account (or so long as the Borrower is a joint and several co-applicant with respect thereto, for the account of any Domestic Subsidiary or, if agreed to by such Issuing Bank, any Foreign Subsidiary), in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or any Subsidiary to, or entered into by the Borrower or any Subsidiary with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit will, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), constitute Letters of Credit.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit, other than an automatic extension permitted under paragraph (c) of this Section), the Borrower shall deliver to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative LC Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon each issuance, amendment or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the total LC Exposure shall not exceed US$100,000,000, (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Commitments, (iii) the Revolving Credit Exposure of any Lender shall not exceed the Commitment of such Lender and (iv) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not, unless otherwise agreed by such Issuing Bank, exceed the LC Commitment of such Issuing Bank.

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it;

(ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or

(iii) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial amount less than $50,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit.

An Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(c) Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date 12 months after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, 12 months after the then-current expiration date at the time of such extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that (A) any Letter of Credit may contain customary automatic extension provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but, subject to clause (B) below, not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such extension from occurring pursuant to the terms of such Letter of Credit, and (B) notwithstanding clause (ii) above, a Letter of Credit may, upon the request of the Borrower and the consent, in its sole discretion, of the applicable Issuing Bank, expire after the date set forth in clause (ii) above (any such Letter of Credit expiring after the date referred to in clause (ii) above being referred to as the “Extended Letter of Credit”); provided that, notwithstanding anything to the contrary in this Section, (x) the obligations of the Lenders to acquire participations in any Extended Letter of Credit and to reimburse any Issuing Bank for any LC Disbursement (other than LC Disbursements made prior to the Maturity Date) thereunder shall terminate on the Maturity Date (it being understood that the Lenders shall continue to participate in, and shall be required to reimburse in accordance with this Section, any LC Disbursement under any Extended Letter of Credit made prior to the Maturity Date) and (y) any participation held by any Lender in any Extended Letter of Credit on the Maturity Date (other than in respect of any LC Disbursements thereunder made prior to the Maturity Date) shall be deemed to have been assigned on the Maturity Date by such Lender to the Issuing Bank that issued such Extended Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally (subject to, in the case of any Extended Letter of Credit, the final proviso of paragraph (c) of this Section) agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment in respect of an LC Disbursement required to be refunded to the Borrower for any reason. Such payment by the Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be US Dollars, then in US Dollars and (ii) subject to paragraph (e) of this Section, if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative LC Currency, in US Dollars in an amount equal to the US Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the LC Exchange Rate on the applicable LC Participation Calculation Date. Each Lender acknowledges and agrees that (A) subject to, in the case of any Extended Letter of Credit, the final proviso of paragraph (c) of this Section, its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments, any fluctuation in currency values or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) or similar terms of the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and (B) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Letter of Credit is issued, amended or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least two Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02 would not be satisfied if such Letter of Credit were then issued, amended or extended.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than the date that is one Business Day after the date on which the Borrower shall have received written notice of such LC Disbursement; provided that, if such LC Disbursement is denominated in US Dollars and is not less than the Borrowing Minimum for ABR Loans, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make any such reimbursement payment when due (and other than in the case of any LC Disbursement under any Extended Letter of Credit made on or after the Maturity Date), the applicable Issuing Bank shall give prompt notice and details thereof to the Administrative Agent, whereupon (A) if such payment relates to a Letter of Credit denominated in an Alternative LC Currency, automatically and with no further action required, the obligation of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the amount of the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof, and each Lender shall pay in US Dollars to the Administrative Agent on the date such notice is received its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative LC Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, the Borrower shall pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Lender.

(f) Obligations Absolute. The obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) or similar terms of the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the applicable Issuing Bank shall be deemed to have exercised care in each such determination unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that such Issuing Bank was grossly negligent or acted with willful misconduct in connection with such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed by applicable law or the specific terms of such Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone or email (and, in the case of telephonic notice, promptly confirmed by email) of such demand for payment and of such Issuing Bank having made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of any LC Disbursement made in an Alternative LC Currency pursuant to paragraph (e) or (l) of this Section, at the rate per annum then applicable to ABR Loans and (ii) if such LC Disbursement is made in an Alternative LC Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) or (l) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement (which may be deemed by the applicable Issuing Bank, at its election, to equal to the applicable Foreign Currency Overnight Rate) plus the Applicable Margin applicable to Term Benchmark Loans at such time; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be paid by the Borrower to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be paid by the Borrower to the Administrative Agent for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Resignation or Replacement of an Issuing Bank. An Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, the replaced or resigning Issuing Bank and, if applicable, the successor Issuing Bank and execution and delivery by the Borrower, the Administrative Agent and the successor Issuing Bank of an Issuing Bank Agreement. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees payable by it that are accrued for the account of the retiring or replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the retired or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement (including the right to receive fees under Section 2.12(b)), but shall not be required to amend or extend any Letter of Credit or to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, or if any Letter of Credit shall extend past the Maturity Date, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash in US Dollars equal to the total LC Exposure attributable to Letters of Credit issued for the account of the Borrower as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative LC Currency in respect of which the Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) or (l) of this Section and interest accrued thereon shall be payable in US Dollars, and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Material Subsidiary described in Section 7.01(h) or 7.01(i). The Borrower shall also deposit cash collateral in US Dollars in accordance with this paragraph as and to the extent required of the Borrower by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrower. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Permitted Investments or other cash equivalents and shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements on behalf of the Borrower for which they have not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of (A) Lenders with LC Exposure representing more than 50% of the total LC Exposure and (B) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the total LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other Obligations of the Borrower. If the Borrower provides an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower, upon request, within three Business Days after all Events of Default have been cured or waived. If the Borrower provides an amount of cash collateral pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower, upon request, to the extent that, after giving effect to such return, the LC Exposure attributable to Letters of Credit issued for the account of the Borrower would not exceed the Borrower’s pro rata share (determined on the basis of the percentage that the LC Exposure attributable to Letters of Credit issued for the account of the Borrower represents of the aggregate LC Exposure) of the Aggregate Commitments and no Event of Default shall have occurred and be continuing. If the Borrower provides an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower, upon request, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit issued for the account of the Borrower that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Issuing Bank Reports. Each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent, promptly upon request, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrower is at the time or becomes thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative LC Currency (other than amounts in respect of which the Borrower has deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative LC Currency and (iii) of each Lender’s participation in any Letter of Credit denominated in an Alternative LC Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the LC Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

(m) Communications with Beneficiaries. Each Issuing Bank shall use its commercially reasonable efforts to provide advance notice to the Borrower of any formal communication by such Issuing Bank with any beneficiary under any Letter of Credit issued by such Issuing Bank with respect thereto, other than any such communication in the ordinary course of business or otherwise in accordance with the standard operating procedures of such Issuing Bank.

(n) LC Exposure Determination. For all purposes of this Agreement, (i) the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the amount that may be drawn thereunder shall be deemed to be the maximum amount that may be drawn under such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum amount may be drawn immediately at the time of determination and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such

Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and the Lenders hereunder shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(o) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit and (ii) the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit.

(p) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary of the Borrower, or states that a Subsidiary of the Borrower is the “account party”, “applicant”, “customer”, “instructing party”, or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request (which, if not an account of the Borrower maintained with the Administrative Agent, any Lender or any of their respective Affiliates, shall be reasonably acceptable to the Administrative Agent); provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank specified in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the

Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in any Alternative Currency, the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans and (B) if denominated in an Alternative Currency, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing denominated in US Dollars to a different Type or to continue any Term Benchmark Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not available hereunder for the currency in which such Borrowing is denominated. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall submit a written Interest Election Request, signed by an Authorized Officer of the Borrower, to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type, and in the currency, resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then such Borrowing shall be continued as a Term Benchmark Borrowing of the same Type with an Interest Period of one month’s duration unless repaid. Notwithstanding any contrary provision hereof, if any Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, in each such case, so long as an Event of Default is continuing (i) in the case of Borrowings denominated in US Dollars, (A) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (B) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (ii) in the case of Borrowings denominated in an Alternative Currency, unless repaid, each Term Benchmark Borrowing shall be continued as a Term Benchmark Borrowing of the same Type with an Interest Period of one month’s duration.

Section 2.09. Termination and Reduction of Commitments; Increase of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Revolving Credit Exposure would exceed the Aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments pursuant to paragraph (b) of this Section at least three Business Days (or such later time as shall be reasonably acceptable to the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this paragraph shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower may from time to time request increases in the aggregate amount of Commitments pursuant to the provisions of this Section 2.09(d).

(i) The Borrower may, by written notice to the Administrative Agent (which shall promptly provide a copy of such notice to each Lender), request that the total Commitments be increased (a “Commitment Increase”) by an amount set forth in such notice; provided that, immediately after giving effect to any Commitment Increase, the sum of (x) the aggregate amount of the Commitments and (y) the aggregate amount of new commitments established under Section 9.02(d), in each case, then in effect shall not exceed US$2,000,000,000. Each Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in increments of $5,000,000 (or such lesser amounts as agreed by the Administrative Agent). The Borrower may arrange for one or more Eligible Assignees (any such Eligible Assignee being called an “Augmenting Lender”), which may include any Lender that agrees to be an Augmenting Lender (each Lender so agreeing being called an “Increasing Lender”, and each other Lender being called a “Non-Increasing Lender”), to extend Commitments or, in the case of any Lender, increase its Commitment in an aggregate amount not in excess of the amount of the requested Commitment Increase; provided that (A) each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld, delayed or conditioned) and (B) the Borrower and each Augmenting Lender shall execute and deliver an agreement (the “Incremental Agreement”), in form and substance reasonably satisfactory to the Administrative Agent, to evidence the new Commitment of, or an increase in the Commitment of, such Augmenting Lender and its status as a Lender hereunder and each Augmenting Lender that is not already a Lender shall deliver to the Administrative Agent the Administrative Questionnaire and such other customary documentation as the Administrative Agent shall reasonably request for administrative purposes in connection with such Augmenting Lender becoming a Lender hereunder.

(ii) Each requested Commitment Increase, and the new Commitments of, or an increase in the Commitments in, the Augmenting Lenders pursuant to such Commitment Increase, shall become effective on the date specified therefor in the applicable Incremental Agreement (such date, the “Increase Effective Date”); provided no Incremental Agreement (and no Commitment Increase, or the new Commitments of, or an increase in the Commitments of, the Augmenting Lenders contemplated thereby) shall become effective unless (A) on the Increase Effective Date the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied (without giving effect to the first parenthetical set forth in Section 4.02(a), but, in each case, deeming all references therein to the date, time or effect of a Borrowing (or an issuance, amendment or extension of a Letter of Credit) to refer to the date, time and effect of such Commitment Increase) and provided that if the proceeds of any Commitment Increase are intended to be applied to finance an Acquisition or other investment, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such Acquisition or other investment) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents consistent with those delivered pursuant to Sections 4.01(b) and 4.01(c) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such Commitment Increase.

(iii) On the Increase Effective Date with respect to any Commitment Increase, (A) the aggregate principal amount of the Loans outstanding (the “Initial Loans”) immediately prior to giving effect to such Commitment Increase on the Increase Effective Date shall be deemed to be repaid by the Borrower, (B) after the effectiveness of such Commitment Increase, the Borrower shall be deemed to have made new Borrowings (collectively, the “Subsequent Borrowings”) in an aggregate principal amount and in currency equal to the aggregate principal amount and currency of the Initial Loans of the Borrower and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Lender shall pay to the Administrative Agent in same day funds in the applicable currency an amount equal to the difference, if positive, between (1) such Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) of the Subsequent Borrowings and (2) such Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) of the Initial Loans, (D) after the Administrative Agent receives the funds in the applicable currency specified in clause (C) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (1) such Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) of the Initial Loans and (2) such Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Lender shall be deemed to hold its Applicable Percentage (each calculated after giving effect to such Commitment Increase) of each Subsequent Borrowing and (F) the Borrower shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans of the Borrower. The deemed payments made pursuant to clause (A) above in respect of any Term Benchmark Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the tenth (10th) Business Day after such Swingline Loan is made; provided that on each date that a revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. The Borrower will repay the principal amount of each Loan made to the Borrower and the accrued interest thereon in the currency in which such Loan is denominated.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, without any premium or penalty (but subject to Section 2.16), subject to prior notice in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that the Aggregate Revolving Credit Exposure exceeds the Aggregate Commitments, the Borrower shall, not later than the next Business Day,

prepay Borrowings made to the Borrower in an aggregate amount equal to the Borrower’s pro rata share (determined on the basis of the percentage that the sum of the US Dollar Equivalents of such Borrowings represent of the sum of the US Dollar Equivalents of all Borrowings) of such excess, and in the event that after such prepayment of Borrowings any such excess shall remain, the Borrower shall deposit with the Administrative Agent cash in US Dollars in an amount equal the Borrower’s pro rata share (determined on the basis of the percentage that the LC Exposure attributable to Letters of Credit issued for the account of the Borrower represents of the aggregate LC Exposure) of such excess as collateral for the reimbursement obligations of the Borrower in respect of Letters of Credit in accordance with Section 2.06(j); provided that if such excess results from a change in Exchange Rates, such prepayment and deposit shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given the Borrower notice of such excess. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.16).

(c) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lender) by telephone or email (and, in the case of telephonic notice, promptly confirmed by email) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of prepayment (which shall be a Business Day), (iii) in the case of prepayment of an RFR Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of prepayment and (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment; provided that in the case of any prepayment required to be made under paragraph (b) of this Section, the Borrower will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment of any Borrowing pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and in the same currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Margin on the daily amount by which (i) such Lender’s Commitment exceeds (ii) such Lender’s Revolving Credit Exposure (with Swingline Exposure of such Lender being deemed not to be utilization for such purpose), during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March,

June, September and December of each year shall be payable on the fifteenth day (or, if such day is not a Business Day, on the next succeeding Business Day) following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of the Borrower, which shall accrue at the Applicable Margin used to determine the interest rate applicable to Term Benchmark Loans, on the average daily amount of such Lender’s LC Exposure attributable to such Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the daily LC Exposure attributable to Letters of Credit issued for the account of the Borrower by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the later of the date the LC Commitment of such Issuing Bank is reduced to zero and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit issued for the account of the Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day (or, if such day is not a Business Day, the next succeeding Business Day) following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds in US Dollars, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest (i) in the case of any such Borrowing denominated in US Dollars, at the Adjusted Term SOFR, (ii) in the case of any such Borrowing denominated in Euro, at the EURIBOR Rate, (iii) in the case of any such Borrowing denominated in Canadian Dollars, at the Adjusted Term CORRA Rate, and (iv) in the case of any such Borrowing denominated in Yen, at the TIBOR Rate, in each case for the Interest Period in effect for such Borrowing plus, in each case, the Applicable Margin.

(c) The Loans comprising each RFR Borrowing shall bear interest (i) in the case of any such Borrowing denominated in Sterling, at the Daily Simple SONIA, (ii) in the case of any such Borrowing denominated in Swiss Francs, at the Daily Simple SARON, (iii) in the case of any such Borrowing denominated in US Dollars (if applicable pursuant to Section 2.14), at the Adjusted Daily Simple SOFR, and (iv) in the case of any such Borrowing denominated in Canadian Dollars (if applicable pursuant to Section 2.14), at the Adjusted Daily Simple CORRA plus, in each case, the Applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan, any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, after giving effect to any grace period, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or any overdue LC Disbursement, 2% per annum plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.06(h), as applicable, (ii) in the case of any overdue interest on any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Term Benchmark Loans denominated in Canadian Dollars, interest on RFR Loans denominated in Sterling, and interest computed by reference to Daily Simple SONIA or the TIBOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR, Term SOFR, EURIBOR Rate, Adjusted Term CORRA Rate, Term CORRA, TIBOR Rate, Daily Simple SARON, Daily Simple SONIA or, if applicable pursuant to Section 2.14, Adjusted Daily Simple SOFR or Adjusted Daily Simple CORRA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest.

(a) Subject to Section 2.14(b), if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR, the EURIBOR Rate, the Adjusted Term CORRA Rate or the TIBOR Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SONIA, the Adjusted Daily Simple SOFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR, the EURIBOR Rate, the Adjusted Term CORRA Rate or the TIBOR Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the Daily Simple SONIA, the Adjusted Daily Simple SOFR or RFR for the applicable Agreed Currency, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any RFR Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders (which may be by telephone) as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with Section 2.08 or a new Borrowing Request in accordance with Section 2.03, (A) in the case of Loans denominated in US Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing denominated in US Dollars so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR is also the subject of Section 2.14(a)(i) or 2.14(a)(ii) and (B) in the case of Loans denominated in an Alternative Currency, any Interest Election Request that requests the continuation of any Borrowing as an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing or an affected RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the

Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, as applicable, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with Section 2.08, (A) in the case of Loans denominated in US Dollars, any affected Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) an RFR Loan denominated in US Dollars so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) or (y) an ABR Loan if the Adjusted Daily Simple SOFR is also the subject of Section 2.14(a)(i) or 2.14(a)(ii), and (B) in the case of Loans denominated in an Alternative Currency, (1) any affected Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread and (2) any affected RFR Loan shall, on the date of the Borrower’s receipt of such notice, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, in each case of the foregoing clauses (1) and (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected Loan shall, at the election of the Borrower prior to such day, either (x) be converted to an ABR Loan denominated in US Dollars (in an aggregate principal amount equal to the US Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable affected Loan) or (y) be prepaid in full by the Borrower on the day that the Borrower receives notice thereof from the Administrative Agent (it being understood that if no election is made by the Borrower by such day, the Borrower shall be deemed to have selected clause (x)).

(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to US Dollars or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark

Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that the foregoing shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowing Agent a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR, the EURIBOR Rate, Term CORRA or the TIBOR Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) the Borrower will be deemed to have converted any request for an affected Term Benchmark Borrowing denominated in US Dollars into a request for a borrowing of or conversion to (x) an RFR Borrowing denominated in US Dollars so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (B) any request for any affected Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) in the case of Loans denominated in US Dollars, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) an RFR Borrowing denominated in US Dollars so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (2) any RFR Loan shall, on date of the Borrower’s receipt of such notice, convert to, and shall constitute, an ABR Loan and (B) in the case of Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread and (2) any RFR Loan shall, on the date of the Borrower’s receipt of such notice, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, in each case of the foregoing clauses (1) and (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected Loan shall, at the election of the Borrower prior to such day, either (x) be converted to an ABR Loan denominated in US Dollars (in an aggregate principal amount equal to the US Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable affected Loan) or (y) be prepaid in full by the Borrower on the day that the Borrower receives notice thereof from the Administrative Agent (it being understood that if no election is made by the Borrower by such day, the Borrower shall be deemed to have selected clause (x)). During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will be deemed to be zero for all purposes of this Agreement.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (but expressly excluding Taxes referred to in paragraph (f) of this Section); or

(iii) impose on any Lender or any Issuing Bank or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to or continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, as the case may be, setting forth in reasonable detail the manner in which such amount or amounts have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any amount as to which it has been indemnified by the Borrower pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made by the Borrower under this Section 2.15 with respect to the events giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its accounting records (or any other information which it deems confidential) to the Borrower or any other Person.

(f) For the avoidance of doubt, this Section 2.15 (i) shall not entitle the Administrative Agent, any Lender or any Issuing Bank to compensation in respect of any Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; (ii) shall not apply to (A) Indemnified Taxes; (B) Other Taxes, it being understood that Indemnified Taxes and Other Taxes shall be governed by Section 2.17(a), and (C) Connection Income Taxes; and (iii) shall not relieve any Lender of any obligation pursuant to Section 2.17(d), 2.17(f) or 2.17(h).

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not lost profit) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by applicable law (as determined in the good faith discretion of an applicable withholding agent); provided that if an applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or each Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender and each Issuing Bank severally agrees to indemnify the Administrative Agent, within 20 days after written demand therefor, for the full amount of (i) any Indemnified Taxes and Other Taxes attributable to such Lender or such Issuing Bank (but only to the extent that the Borrower have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s or such Issuing Bank’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or such Issuing Bank, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Documents and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to such Lender or such

Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph. Nothing herein shall prevent any Lender or any Issuing Bank from contesting the applicability of any Excluded Taxes that it believes to have been incorrectly or illegally imposed or asserted by any Governmental Authority; provided that no such contest shall suspend the obligation of any Lender or any Issuing Bank to pay amounts due to the Administrative Agent as provided in the first sentence of this paragraph.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent or, solely with respect to an obligation of the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent or, if applicable, prescribed by applicable law, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A), 2.17(f)(ii)(B) and 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, certified copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) Each Administrative Agent that is a US Person shall deliver to the Borrower on or prior to the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9, certifying that such Administrative Agent is exempt from federal backup withholding.

Each Lender and Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. For purposes of this paragraph (f), the term “Lender” includes any Issuing Bank.

(g) [Reserved.]

(h) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent, a Lender or an Issuing Bank be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the Administrative Agent, such Lender or such Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(i) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account specified by it from time to time to the Borrower for such purpose, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided herein, (i) all payments of principal, interest or reimbursement obligations in respect of any Loan or Letter of Credit shall be made in the currency of such Loan or Letter of Credit and (ii) all other payments under each Loan Document (including all fees) shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). It is acknowledged and agreed that the foregoing provisions of this Section 2.18(c) reflect an agreement entered into solely among the Lenders (and not the Borrower) and the consent of the Borrower shall not be required to give effect to the acquisition of a participation by a Lender pursuant to such provisions or with respect to any action taken by the Lenders or the Administrative Agent pursuant to such provisions. The Borrower agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower, as the case may be, in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) if such amount is denominated in US Dollars. the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) if such amount is denominated in any currency other than US Dollars, the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d), 2.06(e), 2.07(b), 2.17(d), 2.18(d) or 9.03(c), then the Administrative Agent may,

in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future payment obligations of such Lender under such Sections, in each case in such order as shall be determined by the Administrative Agent in its discretion.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender, (iv) [reserved], (v) any Lender (or any Participant in respect of any Lender) is a Disqualified Lender (solely for this purpose, in each case, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein) subject to the assignment and delegation pursuant to this clause (b)), (vi) any Lender becomes a Non-Extending Lender or (vii) any Lender has failed to consent to a proposed waiver, amendment or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks and Swingline Lender, which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result or is reasonably expected to result in a future reduction in such compensation or payments, (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable waiver, amendment or other modification can be effected, (E) [reserved], (F) in the case of any such assignment and delegation resulting from the status of such Lender as a Non-Extending Lender, the assignee shall have agreed to the applicable Extension and (G) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20. Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of the Commitment of any Defaulting Lender pursuant to Section 2.12(a);

(ii) the Commitment and the Revolving Credit Exposure of each Defaulting Lender shall be disregarded in determining whether the Required Lenders or any other requisite Lenders have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided, however, that any waiver, amendment or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected thereby shall, except as otherwise provided in Section 9.02, continue to require the consent of such Defaulting Lender in accordance with the terms hereof;

(iii) if any Swingline Exposure or LC Exposure exists at the time any Lender becomes a Defaulting Lender, then:

(A) the Swingline Exposure and the LC Exposure of such Defaulting Lender (other than (i) any portion of such LC Exposure attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.06(d) and 2.06(e) and (ii) in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that, after giving effect to such reallocation, the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures would not exceed the sum of Non-Defaulting Lenders’ Commitments;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued for the account of the Borrower (other than any portion thereof referred to in the parenthetical in such clause (A)) that has not been reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable by the Borrower under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(iv) so long as such Lender is a Defaulting Lender, no Swingline Lenders shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or extend any Letter of Credit unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with this Section 2.20, and participating interests in any newly made Swingline Loan and any such issued, amended or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(a)(iii)(A) (and such Defaulting Lender shall not participate therein).

(b) In the event the Administrative Agent, the Swingline Lender, each Issuing Bank and the Borrower shall have agreed that a Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then (i) the participations of the Lenders in Swingline Loans under Section 2.05(d) and Letters of Credit under Section 2.06(d) shall be readjusted to be determined on the basis of the Lenders’ Applicable Percentages and (ii) such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine to be necessary in order for the Loans to be held by the Lenders in accordance with their respective

Applicable Percentages, whereupon such Lender shall cease to be a Defaulting Lender (but shall not be entitled to receive any fees that ceased to accrue during the period when it was a Defaulting Lender and all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section 2.20 during such period shall be binding on it).

(c) No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrower, the Administrative Agent, any Issuing Bank or any Non-Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each Non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

Section 2.21. Extension of Maturity Date.

(a) The Borrower may, by written notice (an “Extension Notice”) delivered to the Administrative Agent prior to any anniversary of the Effective Date, request an extension (each, an “Extension”) of the Maturity Date to the one-year anniversary (or, if such day is not a Business Day, to the immediately preceding Business Day of such one-year anniversary) of the then existing Maturity Date (such existing Maturity Date, the “Existing Maturity Date”); provided that (i) not more than two Extensions may be requested since the Effective Date and (ii) after giving effect to any Extension, the Maturity Date shall not be more than five years after the applicable Extension Closing Date.

(b) The Administrative Agent shall promptly furnish a copy of each Extension Notice to each Lender, and shall request that each Lender advise the Administrative Agent whether or not such Lender agrees to the requested Extension within 20 days of delivery to such Lender of such Extension Notice; provided that any Lender that does not advise the Administrative Agent by the 20th day after the date of such Extension Notice shall be deemed to have declined the requested Extension (each Lender agreeing to the requested Extension being called an “Extending Lender”, and each Lender declining or deemed to have declined to agree to the requested Extension being called a “Non-Extending Lender”). The decision to agree or withhold agreement to any Extension hereunder shall be at the sole discretion of each Lender. If Lenders constituting the Required Lenders shall have agreed to extend the Maturity Date before the anniversary of the Effective Date immediately following the delivery of the applicable Extension Notice, then, effective as of the Extension Closing Date with respect thereto, the Maturity Date applicable to the Extending Lenders (but not any Non-Extending Lenders) shall be the first anniversary of the Existing Maturity Date; provided that no extension of the Maturity Date pursuant to this Section shall become effective unless (the first date on which such consent of the Required Lenders is obtained and the conditions specified in this proviso are satisfied with respect to the applicable Extension being called the “Extension Closing Date”) (i) on the Extension Closing Date the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied (without giving effect to the parenthetical set forth in Section 4.02(a), but, in each case, deeming all references therein to the date, time or effect of a Borrowing (or an issuance, amendment or extension of a Letter of Credit) to refer to the date, time and effect of such Extension) and the

Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents consistent with those delivered pursuant to Sections 4.01(b) and 4.01(c) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such Extension. The Commitment of each Non-Extending Lender shall terminate on the Existing Maturity Date, and the principal amount of any outstanding Loans made by such Non-Extending Lender, together with any accrued interest thereon, and any accrued fees and other amounts payable to or for the account of such Non-Extending Lender hereunder, shall be due and payable on the Existing Maturity Date and on the Existing Maturity Date the Borrower shall also make such other prepayments of the Loans pursuant to Section 2.11(b) as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, (x) the Aggregate Revolving Credit Exposure would not exceed the Aggregate Commitments and (y) the Revolving Credit Exposure of any Lender shall not exceed its Commitment. Notwithstanding the foregoing, the Availability Period and the Maturity Date (without taking into consideration any Extension pursuant to this Section), as such terms are used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Banks, may not be extended without the prior written consent of such Issuing Bank, it being understood and agreed that, in the event any Issuing Bank shall not have consented to any such extension, (A) such Issuing Bank shall continue to have all the rights and obligations of an Issuing Bank hereunder through the applicable Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend or extend any Letter of Credit (but shall, in each case, continue to be entitled to the benefits of Sections 2.06, 2.15, 2.17 and 9.03 as to Letters of Credit issued prior to such time), and (B) the Borrower shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Bank to be zero no later than the applicable Existing Maturity Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Borrower and the Material Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization (except, in the case of Subsidiaries, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions to be entered into by the Borrower are within the Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes (assuming due execution by the parties hereto other than the Borrower and the Subsidiaries), and each other Loan Document to which the Borrower is or is to be a party, when executed and delivered by the Borrower, will constitute (assuming due execution by the parties thereto other than the Borrower and the Subsidiaries), a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except those that have been obtained or made and are in full force and effect or those the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws, constitution, articles and/or memorandum of association or other organizational documents of the Borrower, (c) will not violate any applicable law or regulation or any order of any Governmental Authority, except where any such violation would not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture, or other agreement or instrument binding upon the Borrower or its assets, or require any payment to be made by the Borrower thereunder, except where any such violation would not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Material Subsidiaries (other than any Liens permitted by Section 6.02).

Section 3.04. Financial Statements; No Material Adverse Change.

(a) The Borrower has furnished to the Lenders (i) its audited consolidated balance sheet and consolidated statements of operations, cash flows, changes in stockholders’ equity and comprehensive income as of and for the fiscal year ended December 31, 2023 and (ii) its unaudited consolidated balance sheet and consolidated statements of operations, cash flows, changes in stockholders’ equity and comprehensive income as of and for the fiscal quarters ending March 31, 2024, June 30, 2024 and September 30, 2024. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (subject, in the case of unaudited quarterly reports, to the absence of footnotes and to normal year-end audit adjustments).

(b) There has not occurred since December 31, 2023, any event, condition or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole.

Section 3.05. [Reserved].

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in any Environmental Liability.

Section 3.07. Compliance with Laws. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the excess of the present value of all accumulated benefit obligations under each Plan (based on assumptions used for purposes of Accounting Standards Codification Topic 715), if any, over the fair market value of the assets of such Plan, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure. (a) As of the Effective Date, none of the reports, financial statements, certificates or other written factual information (other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, in each case, on or prior to the Effective Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that, with respect to projected financial information and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.12. [Reserved].

Section 3.13. Margin Regulations. No part of the proceeds of any Loan and no Letter of Credit have been or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

Section 3.14. [Reserved].

Section 3.15. Anti-Corruption Laws and Sanctions. The Borrower maintains and will maintain in effect policies and procedures designed to result in compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, issuance of a Letter of Credit or use of the proceeds of any Borrowing or any Letter of Credit will result in a violation by any party hereto of the PATRIOT Act, Anti-Corruption Laws or applicable Sanctions.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have signed this Agreement and shall have received from each other Person that is to be a party thereto on the Effective Date a counterpart signed by such Person (which, subject to Section 9.06(b), may include Electronic Signatures transmitted by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page of such Loan Document) of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the

Effective Date) of Proskauer Rose LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received, in respect of the Borrower, a certificate of the Borrower, dated the Effective Date and executed by a secretary, an assistant secretary or other Authorized Officer of the Borrower, attaching and certifying (i) a copy of the articles or certificate of incorporation, formation or organization or other comparable organizational document of the Borrower, which shall be certified by the appropriate Governmental Authority, (ii) a copy of the bylaws or operating, management, partnership or similar agreement of the Borrower, as applicable, together with all amendments thereto as of the Effective Date, (iii) signature and incumbency certificates of the officers of, or other authorized persons acting on behalf of, the Borrower executing each Loan Document, (iv) resolutions or written consent, as applicable, of the board of directors or similar governing body of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (v) a good standing certificate (or equivalent) from the applicable Governmental Authority of the Borrower’s jurisdiction of organization, dated the Effective Date or a recent date prior thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the Borrower, certifying that (i) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty under the Loan Documents already qualified as to materiality, in all respects) on and as of the Effective Date (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall only be certified to be so true and correct in all material respects on and as of such prior date) and (ii) on the Effective Date, no Default shall have occurred and be continuing.

(e) Prior to, or substantially concurrently with the effectiveness of this Agreement, the commitments under the Existing Credit Agreement shall have been terminated, the loans, interest, fees and all other amounts (other than contingent obligations not then due and payable) outstanding or accrued thereunder shall have been paid in full, all letters of credit outstanding thereunder (other than any such letter of credit that is an Existing Letter of Credit) shall have been terminated, cash collateralized or backstopped and all Liens and Guarantees created in connection with the Existing Credit Agreement shall have been terminated and released and the aggregate principal amount of borrowed money of the Borrower guaranteed by any subsidiary or secured by any liens on the assets of the Borrower or its subsidiaries shall not exceed the amounts permitted under Section 6.01.

(f) The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date pursuant to this Agreement or any commitment letter or fee letter entered into in connection herewith, including, to the extent invoiced at least three (3) Business Days before the Effective Date, payment or reimbursement of all reasonable out-of-pocket expenses so required to be paid or reimbursed by the Borrower.

(g) The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, (i) all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case, that has been reasonably requested by any Lender in writing at least 10 Business Days prior to the Effective Date.

(h) All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

(i) The Lenders shall have received the financial statements set forth in Section 3.04.

(j) The Borrower shall have received and have in effect Ratings from at least two of S&P, Moody’s, and Fitch as follows: (a) as to S&P, a Rating of BBB- or better (with stable outlook or better), (b) as to Moody’s, a Rating of Baa3 or better (with stable outlook or better) and (c) as to Fitch, a Rating of BBB- or better (with stable outlook or better).

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan), of any Swingline Lender to make a Swingline Loan and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in the Loan Documents (other than, after the Effective Date, the representations and warranties set forth in Sections 3.04(b) and 3.06 hereof) shall be true and correct in all material respects (or, in the case of any such representation or warranty under the Loan Documents already qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of such prior date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of a Loan) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the conditions set forth in paragraphs (a) and (b) of this Section 4.02 have been satisfied.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) (i) so long as the Borrower is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date the Borrower is required to file with the SEC an Annual Report on Form 10-K for any fiscal year of the Borrower (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related audited consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of a registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception (other than any qualification, that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under any Indebtedness), and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and the consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP;

(b) (i) so long as the Borrower is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date the Borrower is required to file with the SEC a Quarterly Report on Form 10-Q for any fiscal quarter of the Borrower (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 45 days after the end of each of the first three fiscal quarters of the Borrower, its consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth a reasonably detailed calculation of the Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter, as applicable, covered by such financial statements and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has had a material effect thereon and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates has requested and received pursuant to Section 101(k)(1) of ERISA with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates has requested and received pursuant to Section 101(l)(1) of ERISA with respect to any Multiemployer Plan; provided that, if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(f) (i) promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request and (ii) promptly after any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender in writing to the extent necessary for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved Electronic Platform or a similar site to which the Lenders have been granted access or shall be publicly available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised completed certificates of a Financial Officer referred to in clause (c) above with respect to the periods covered thereby that give effect to such restatement.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that would reasonably be expected to be adversely determined and, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except (other than as to the legal existence of the Borrower) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, sale, transfer, lease, disposition, liquidation or dissolution not prohibited by Sections 6.04 and 6.05.

Section 5.04. Payment of Tax Liabilities. The Borrower will, and will cause each of the Subsidiaries to, pay its Tax liabilities that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto in accordance with GAAP.

Section 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Borrower and the Subsidiaries may (i) self-insure against such risks and in amounts as are usually self-insured by similar companies engaged in the same or similar businesses operating in the same or similar locations and (ii) elect not to carry terrorism insurance.

Section 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of the Material Subsidiaries to, keep proper books of record that permit the preparation of consolidated financial statements of the Borrower materially in accordance with GAAP. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists); provided that, unless an Event of Default has occurred and is continuing, no representative designated by a Lender may conduct any such visit, inspection, examination, extraction or discussion unless such representative is accompanied by a representative designated by the Administrative Agent.

Section 5.07. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds. The Borrower will use Letters of Credit, Revolving Loans and Swingline Loans for working capital and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not request any Borrowing or use any Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or any Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 6

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness existing on the Effective Date that either is set forth on Schedule 6.01 or has a committed or principal amount of not greater than $10,000,000 individually or $25,000,000 in the aggregate, and any renewals, extensions or refinancings thereof, provided that the principal amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(b) Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary, provided that such Indebtedness shall not have been transferred to any Person other than the Borrower or a Subsidiary;

(c) Guarantees by any Subsidiary of Indebtedness of any other Subsidiary; provided, that a Subsidiary shall not Guarantee any Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section if it were a primary obligor thereon;

(d) Indebtedness of any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (ii) assumed in connection with the acquisition of any fixed or capital assets, and, in each case, any renewals, extensions or refinancings thereof, provided that the principal amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in an Acquisition permitted hereunder, provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, amalgamation or consolidation) or such assets being acquired, and any renewals, extensions and refinancings thereof, provided that the principal amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(f) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws, (ii) bids, trade contracts, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and (iii) other obligations that do not constitute Indebtedness;

(g) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(h) Indebtedness representing deferred compensation to officers, directors and employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of the Borrower or any Subsidiary or their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by the Borrower or such Subsidiary of its Equity Interests (other than Disqualified Equity Interests);

(j) Indebtedness in the form of purchase price adjustments and earn-outs incurred in connection with any Acquisition or joint venture investment not prohibited hereunder;

(k) Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.04 (other than clause (d) thereof);

(l) Indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by such insurance company in the ordinary course of business; and

(m) other Indebtedness, provided that at the time of and after giving pro forma effect to the incurrence of any such Indebtedness and the application of the proceeds thereof, the sum, without duplication, of (i) the aggregate outstanding principal amount of Indebtedness permitted by this clause (m), (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(k) and (iii) the Attributable Debt in respect of all outstanding Sale/Leaseback Transactions permitted by Section 6.04(d) does not exceed the greater of (i) 15% of Consolidated Total Assets and (ii) $1,000,000,000.

Section 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien on any asset of the Borrower or any Subsidiary existing on the Effective Date and that either is set forth on Schedule 6.02 or encumbers property or assets with a fair market value, and securing obligations having a committed or principal amount, in each case, of not greater than $10,000,000 individually or $25,000,000 in the aggregate; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary securing Indebtedness, including Capital Lease Obligations, or other obligations incurred to finance such acquisition, construction or improvement and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing, provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other assets of the Borrower or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof), provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(d) any Lien on any asset acquired by the Borrower or any Subsidiary after the Effective Date existing at the time of the acquisition thereof or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into the Borrower or a Subsidiary in a transaction permitted hereunder) after the Effective Date and prior to the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated), provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, amalgamation or consolidation), as the case may be, (ii) such Lien shall not apply to any other assets of the Borrower or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated), as the case may be, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing;

(e) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(f) in the case of (i) any Subsidiary that is not a Wholly Owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(g) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;

(h) Liens deemed to secure Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.04 (other than clause (d) thereof);

(i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(j) Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow; and

(k) other Liens, provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness secured thereby and the application of the proceeds thereof), the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by this clause (k), (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.01(m) and (iii) the Attributable Debt in respect of all outstanding Sale/Leaseback Transactions permitted by

Section 6.04(d) does not exceed the greater of (i) 15% of Consolidated Total Assets and (ii) $1,000,000,000.

Section 6.03. Fundamental Changes.

(a) The Borrower will not amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease, or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole to another Person, except that if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (A) any Person may amalgamate, merge or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity and (B) the Borrower may amalgamate, merge or consolidate with any Person in a transaction in which such Person is the surviving entity, provided that (1) such Person is organized under the laws of a state of the United States of America, (2) prior to or substantially concurrently with the consummation of such amalgamation, merger or consolidation, (x) such Person shall execute and deliver to the Administrative Agent an assumption agreement (the “Assumption Agreement”), in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Person shall assume all of the obligations of the Borrower under this Agreement and the other Loan Documents, and (y) such Person shall deliver to the Administrative Agent such documents, certificates and opinions as the Administrative Agent may reasonably request relating to such Person, such amalgamation, merger or consolidation or the Assumption Agreement, all in form and substance reasonably satisfactory to the Administrative Agent, and (3) the Lenders shall have received, at least five Business Days prior to the date of the consummation of such amalgamation, merger or consolidation, (x) all documentation and other information regarding such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender and (y) to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, it being agreed that upon the execution and delivery to the Administrative Agent of the Assumption Agreement and the satisfaction of the other conditions set forth in this clause (B), such Person shall succeed to and assume all the rights and obligations of the Borrower under this Agreement and the other Loan Documents (including all obligations in respect of outstanding Loans) and shall thenceforth, for all purposes of this Agreement and the other Loan Documents (but subject to Section 9.19), be the “Borrower”.

(b) The Borrower will not, and will not permit its Subsidiaries to, sell, transfer, lease or otherwise dispose of, directly or through any amalgamation, merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Borrower and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole.

(c) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses that are extensions thereof or otherwise incidental, complementary, synergistic, reasonably related or ancillary thereto.

Section 6.04. Limitation on Sale/Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to enter into any Sale/Leaseback Transaction, unless:

(a) such Sale/Leaseback Transaction was entered into prior to the Effective Date;

(b) such Sale/Leaseback Transaction was for the sale and leasing back to the Borrower or any of its wholly-owned Subsidiaries of any property by the Borrower or any of its Subsidiaries;

(c) such Sale/Leaseback Transaction involves a lease for not more than five years (or which may be terminated by the Borrower or its Subsidiaries within a period of not more than five years);

(d) at the time of and after giving pro forma effect to any such Sale/Leaseback Transaction, the sum, without duplication, of (i) the Attributable Debt in respect of all outstanding Sale/Leaseback Transactions permitted under this clause (d), (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.01(m) and (iii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(k) does not exceed the greater of (i) 15% of Consolidated Total Assets and (ii) $1,000,000,000; or

(e) the Borrower applies, within 365 days before or after the effective date of any such Sale/Leaseback Transaction, an amount equal to the net proceeds from the sale of the property sold or otherwise transferred pursuant to such Sale/Leaseback Transaction to the purchase of other property used or useful in the business of the Borrower or any of its Subsidiaries or to the repayment of any Loans (with a concomitant termination of the Commitments) or the retirement of any other long-term Indebtedness.

Section 6.05. Leverage Ratio. The Borrower will not permit, as of the last day of any Test Period, commencing with the Test Period ending on December 31, 2024, the Leverage Ratio to exceed 3.50 to 1.00.

Notwithstanding anything to the contrary in this Section, in the event that the Borrower or any Subsidiary shall consummate a Qualified Material Acquisition, the Borrower may, by written notice delivered to the Administrative Agent (which shall furnish a copy thereof to each Lender) at any time prior to the date that is 30 days following the consummation of such Qualified Material Acquisition, increase the maximum Leverage Ratio permitted under this Section to 4.00 to 1.00 with respect to the Test Period ending with the fiscal quarter of the Borrower in which such Qualified Material Acquisition is consummated and the Test Periods ending with the three subsequent consecutive fiscal quarters of the Borrower; provided that the Borrower may not deliver such notice to the Administrative Agent unless, as of the end of at least two consecutive fiscal quarters of the Borrower immediately preceding such notice, the Borrower has maintained a Leverage Ratio of not more than 3.50 to 1.00.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee payable hereunder (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.03 (with respect to the Borrower’s existence) or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any grace period applicable thereto) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf or, in the case of any Swap Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Swap Agreement, to cause the termination thereof, it being understood and agreed that an Event of Default under this clause (g) (and any Default arising from such an Event of Default) shall cease to exist or to be continuing (but that such cessation shall not affect any prior exercise by the Administrative Agent, the Lenders or the Issuing Banks of any of their rights set forth herein in respect of such Event of Default (or such Default) while it continued, including that such cessation shall not affect the validity or effectiveness of (or the obligations of the Borrower arising from) any prior exercise by the Administrative Agent or the Required Lenders of their rights referred to in clauses (i) through (iii) set forth at the end of this Article VII) (I) if such event or condition shall have been (x) cured by the Borrower or its Subsidiaries or (y) waived by the holder, holders, trustee, agent, counterparty, purchasers or lenders, as the case may be, in accordance with the terms of such Material Indebtedness, in each case under this clause (I), prior to such Material Indebtedness having become due prior to its scheduled maturity or having been required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or, in the case of any such Swap Agreement, prior to the termination thereof and, after giving effect to such cure or such waiver, the applicable holder, holders, trustee, agent, counterparty, purchasers or lenders, as the case may be, cease to have the rights referred to above with respect to such Material Indebtedness or (II) if such Material Indebtedness is repaid, repurchased, redeemed or otherwise discharged, in each case under this clause (II), in full promptly after a Financial Officer of the Borrower becomes aware of the occurrence of such event or condition; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due (or which the applicable counterparties may cause to become due or require the prepayment, repurchase, redemption or defeasance thereof) as a result of the voluntary sale, disposition or transfer of, or any casualty or condemnation event with respect to, any assets of the Borrower or any Subsidiary, (ii) any Indebtedness that becomes due (or which the applicable counterparties may cause to become due or require the prepayment, repurchase, redemption or defeasance thereof) as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement, (iii) any requirement to, or to offer to, prepay, repurchase or redeem any Indebtedness using a portion of excess cash flow or similar financial measure, (iv) any customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (v) any Indebtedness of any Person assumed in connection with an Acquisition to the extent that such Indebtedness is repaid, repurchased or redeemed (or offered to be repaid, repurchased or redeemed) as required by the terms thereof in connection with the acquisition of such Person, (vi) any conversion of Permitted Convertible Notes or the occurrence of any event or satisfaction of any condition that permits such conversion or (vii) any Acquisition Indebtedness that becomes due (or which the applicable counterparties may cause to become due or require the prepayment, repurchase, redemption or defeasance thereof) as a result of the related Acquisition not being consummated;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization (including by way of scheme of arrangement), judicial management or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization (including by way of voluntary arrangement or scheme of arrangement) or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, judicial management or similar law now or hereafter in effect (other than any liquidation or dissolution of a Material Subsidiary permitted under Section 6.03), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets (other than in connection with any liquidation or dissolution of a Material Subsidiary permitted under Section 6.03), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$250,000,000 (to the extent not covered by insurance) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days from the date on which payment of such judgment is due during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any Loan Document for any reason other than as expressly permitted hereunder or thereunder; or

(n) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable, and the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(j) shall immediately and automatically be required, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement, and its successors in such capacity, to serve as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders and the Issuing Banks hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial adviser or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and in performing its function and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its function and duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent does not assume, and shall not be deemed to have assumed, any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or other Person, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), and each Lender and Issuing Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose it to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary or other Affiliate thereof that is communicated to or obtained by it or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of their own gross negligence or willful misconduct (such absence to be presumed for purposes of this Article VIII unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to it by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under any Loan Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, value, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by any Lender or any Issuing Bank as a result of, (A) any determination of any Revolving Credit Exposure or the component amounts thereof, (B) any determination of the Exchange Rate, the LC Exchange Rate or the US Dollar Equivalent, (C) any determination of the Foreign Currency Overnight Rate, the Central Bank Rate or the Central Bank Rate Adjustment, (D) any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender, (E) [reserved] and (F) any determination of the subordination terms as contemplated by the definition of the term “Material Subsidiary”. Notwithstanding anything herein to the contrary, the Borrower, the Lenders and the Issuing Banks acknowledge and agree that (x) the Administrative Agent shall not have any responsibility, obligation or duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders, including to make any determinations as to whether any Lender or potential Lender is a Disqualified Lender, and the Administrative Agent shall have no liability with respect to any assignment or participation made by a Lender to a Disqualified Lender, disclosure of information to any Disqualified Lender or the restrictions on any exercise of rights or remedies of any Disqualified Lender and (y)(I) the Administrative Agent will be permitted to (and upon the request of such Lender or Issuing Bank shall) make the list of Disqualified Lenders available to any Lender or Issuing Bank and (II) the list of Disqualified Lenders shall be permitted to be disclosed to any prospective assignee or participant, in each case of the foregoing clauses (I) and (II), that specifically requests a copy thereof and subject to the provisions of Section 9.12. Each Lender and each Issuing Bank agrees that nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its functions or duties under the Loan Documents or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for acting or not acting upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Financial Officer). The Administrative Agent also may rely upon, and shall not incur any liability for acting or not acting upon, any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless it shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance to the making of such Loan or the issuance, amendment or extension of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04 and may rely on the Register to the extent set forth in Section 9.04(c).

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any of and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that it acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the retiring Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.01(a), (h) or (i) shall have occurred and be continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign (the “Resignation Effective Date”), then the retiring Administrative Agent may (but is not obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. Whether or not a successor Administrative Agent shall have been appointed, the retiring Administrative Agent’s resignation shall become effective on the Resignation Effective Date, whereupon, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. After the Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or Issuing Bank, or to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Each Lender and Issuing Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender and Issuing Bank further represents that it is engaged in making, acquiring or holding commercial loans and letters of credit in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and Issuing Bank, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption, an Incremental Agreement or an Issuing Bank Agreement pursuant to which it shall become a Lender or an Issuing Bank, as the case may be, hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the Effective Date.

Each Lender and Issuing Bank hereby agrees that (a) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or Issuing Bank) (any such Payment or any Payment identified as an Erroneous Payment in the immediately following paragraph, an “Erroneous Payment”), and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Bank, as the case may be, shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent, at (i) if denominated in US Dollars, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) if denominated in any Alternative Currency, the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (b) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this paragraph shall be conclusive, absent manifest error.

Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (a) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (b) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment and that such Payment is, accordingly, an Erroneous Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error (and, accordingly, that such Payment (or portion thereof) is an Erroneous Payment), such Lender or Issuing Bank, as the case may be, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent, at (i) if denominated in US Dollars, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) if denominated in any Alternative Currency, the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower hereby agrees that (a) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank, as the case may be, with respect to such amount and (b) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this paragraph shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made; provided, further, that for the avoidance of doubt, the immediately preceding clauses (a) and (b) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making any payment hereunder that became subject to such Erroneous Payment.

Each party’s obligations under the immediately preceding three paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof).

Notwithstanding anything herein to the contrary, no Arranger and no Person listed on the cover page of this Agreement as a “Co-Syndication Agent” or a “Co-Documentation Agent” shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the exculpatory provisions, expense reimbursement and indemnities to the extent provided for hereunder or in any other Loan Documents.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

Section 8.02. Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(a) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(b) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i) if to the Borrower:

AppLovin Corporation

1100 Page Mill Road

Palo Alto, CA 94304

Attn: Matt Stumpf; Yusup Jorayev

Emails: matt.stumpf@applovin.com; yusup.jorayev@applovin.com

With copies (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attn: Ji Hye You; Andrew Bettwy

Emails: JYou@proskauer.com; ABettwy@proskauer.com

(ii) if to the Administrative Agent:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com

(iii) If to JPMorgan Chase Bank, N.A. as an Issuing Bank:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: LC Agency Team

Tel: 800-364-1969

Fax: 856-294-5267

Email: chicago.lc.agency.activity.team@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Loan & Agency Services Group

(iv) if to any other Issuing Bank, to it at the address (or email) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower;

(v) if to the Swingline Lender, at the address separately provided to the Borrower; and

(vi) if to any other Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and notices delivered through email or other electronic communications as provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished using any Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article using an Approved Electronic Platform. Any notices or other communications to the Administrative Agent, the Borrower may, in addition to email, be delivered or furnished by other electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender or an Issuing Bank, by notice to the Borrower and the Administrative Agent).

(d) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on an Approved Electronic Platform. Any Approved Electronic Platform used by the Administrative Agent is provided “as is” and “as available”. None of the Administrative Agent or any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of any Approved Electronic Platform and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. None of the Administrative Agent or any of its Related Parties is responsible for approving or vetting the representatives or contacts of any Lender that are added to any Approved Electronic Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or any Approved Electronic Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, incidental, consequential or punitive Liabilities or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Approved Electronic Platform, except to the extent that such direct (but not, for the avoidance of doubt, indirect, special, incidental, consequential or punitive) Liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Parties.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in paragraphs (c) and (d) of this Section, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender, or change the currency in which Loans are available thereunder, without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan or LC Disbursement pursuant to Section 2.13(d)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity date of any Loan or the required date of reimbursement of any LC Disbursement, or any scheduled date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments or payment waterfall required thereby without the written consent of each Lender or (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding anything in paragraph (b) of this Section to the contrary:

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification;

(iii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks) and the Lenders that will remain parties hereto after giving effect to such amendment if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (z) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Commitments, the sum of the total Revolving Credit Exposures shall not exceed the total Commitments; and

(iv) this Agreement may be amended in the manner provided in Sections 2.06(i), 2.09(d), 2.14(b) and 2.21 and the definitions of the terms “Issuing Bank”, “LC Commitments” and “Disqualified Lender”.

(d) Notwithstanding anything in paragraph (b) of this Section to the contrary, this Agreement and the other Loan Documents may be amended at any time and from time to time to add a currency or pricing option or to establish one or more additional classes of revolving credit commitments to be made available to the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any Lender) that shall agree to provide such currency, pricing option or commitment (but without the consent of any other Lender), and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the commitment set forth in such agreement; provided that, immediately after giving effect to the effectiveness of any new commitments established pursuant to this paragraph, the sum of (x) the aggregate amount of the new commitments of all classes established pursuant to this paragraph and (y) the aggregate amount of the Commitments, in each case, then in effect shall not, without the prior written consent of the Required Lenders, exceed US$2,000,000,000. Any such agreement establishing any such new commitments shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each class of commitments established thereby (including the amount and final stated maturity thereof (which shall not be earlier than the Maturity Date), the interest to accrue and be payable thereon and any fees to be payable in respect thereof) and to effect such other changes (including changes to the provisions of this Section, Section 2.18 and the definition of “Required Lenders”) as the Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such class; provided that no such agreement shall: (A) effect any change described in any of clauses (i), (ii), (iii) and (vi) of the first proviso of paragraph (b) of this Section without the consent of each Person required to consent to such change under such clause or (B) amend Article V, VI or VII to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits one or more classes, but not all classes, of Loans or Borrowings, without the prior written consent of the Lenders holding a majority in interest of the Revolving Credit Exposures and unused Commitments of each class not so benefited. The commitments established pursuant to this paragraph, and any loans or borrowings thereunder, shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents with respect thereto.

(e) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender. Any amendment, waiver or other modification to this Agreement or any other Loan Document effected in accordance with this Section will be binding on the Borrower whether or not the Borrower shall have consented thereto.

Section 9.03. Expenses; Indemnity; Limitation of Liability.

(a) The Borrower shall pay, or cause the applicable Subsidiary to pay, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates,

including the reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent and, if deemed reasonably necessary by the Administrative Agent, one firm of local counsel in each appropriate jurisdiction, in connection with the arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one firm of counsel (and, if deemed reasonably necessary by the Administrative Agent, one firm of local counsel in each relevant jurisdiction) for the Administrative Agent, any Issuing Bank or any Lender, taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel (and, if reasonably necessary, one additional firm of local counsel in each relevant jurisdiction) to all such affected Persons, taken as a whole), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify, or cause the applicable Subsidiary to indemnify, the Administrative Agent (and any sub-agent thereof), the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of one firm of counsel (and to the extent reasonably necessary, one firm of local counsel in each relevant jurisdiction and one firm of regulatory counsel) for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel (and, if reasonably necessary, of another firm of local counsel in each relevant jurisdiction and another firm of regulatory counsel) for such affected Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee, (B) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a material breach of this Agreement by such Indemnitee or (C) do not involve or arise from an act or omission by the Borrower or any of its Subsidiaries or any of their respective Related Parties and is brought by an Indemnitee solely against one or more other Indemnitees (other than claims against the Administrative Agent, any Arranger, any Co-Documentation Agent, any Co-Syndication Agent or any other title holder, in its capacity as such or in its fulfilling such role). Each Indemnitee shall, where reasonable, give prompt notice to the Borrower of such Indemnitee becoming aware of any claim that may give rise to a claim by such Indemnitee under this paragraph and shall, where reasonable, use its commercially reasonable efforts to consult with the Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to the Borrower or to seek such consultation with the Borrower to the extent required by this sentence shall not constitute a defense to any claim for indemnification by such Indemnitee under the Loan Documents and shall not affect the obligations of the Borrower under this Section 9.03.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or the Swingline Lender, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank or the Swingline Lender in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (or most recently outstanding and in effect).

(d) To the extent permitted by applicable law, (i) the Borrower shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), any Arranger, any Lender or any Related Party of any of the foregoing Persons, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Electronic Platform) and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto or against, in the case of the Administrative Agent, any sub-agent thereof or any Related Party of the Administrative Agent or any sub-agent thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (ii) shall relieve the Borrower of any obligation it may have under the Loan Documents to indemnify an Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except in accordance with Section 6.04(a), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of them without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a), (h), or (i) has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) the Administrative Agent;

(C) each Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Borrower and the Administrative Agent otherwise consents;

provided that (x) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on an Approved Electronic Platform), together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, but subject to the requirements of, paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on an Approved Electronic Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section (unless expressly waived by the Administrative Agent) and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (vi) of the first proviso to Section 9.02(b) that directly affects such Participant and requires the approval of all the Lenders or all the affected Lenders. Subject to paragraph (c)(ii) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) (it being understood that the documentation and information required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank or any Lender or any Affiliate or Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended thereunder, and shall continue in full force and effect until the Termination Date. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facility provided for herein, (a) any Letter of Credit issued by an Issuing Bank shall have been (i) cash collateralized in an amount equal to at least 102% of the LC Exposure attributable to such Letter of Credit pursuant to procedures and documentation reasonably acceptable to such Issuing Bank (it being understood and agreed that the procedures set forth in Section 2.06(j) (but with the cash collateral being deposited with the applicable Issuing Bank) are acceptable to each Issuing Bank) or (ii) backstopped by a letter of credit issued for the benefit of such Issuing Bank (in form reasonably acceptable to such Issuing Bank and issued by an issuing bank reasonably acceptable to such Issuing Bank) in an amount equal to at least 102% of the LC Exposure attributable to such Letter of Credit or (b) an Issuing Bank shall have otherwise provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank, then, in each case, from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrower are required to comply with Articles V and VI hereof, but excluding Sections 2.15, 2.16, 2.17 and 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document that expressly survive the termination of this Agreement and the other Loan Documents), and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.06(d) or 2.06(e). The provisions of Sections 2.15, 2.16, 2.17, 2.18(b), 2.18(c), 9.03, 9.08, 9.09, 9.10, 9.15, 9.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered into in connection with the credit facility established herein and any commitment advices submitted by them (but do not supersede any other provisions of any such commitment letter or any fee letter referred to therein (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Agreement, any other Loan Document or any document, amendment, approval, consent, information, notice (including any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart hereof or thereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the

Administrative Agent, the Lenders and the Issuing Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, any Lender or any Issuing Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks and the Borrower, Electronic Signatures transmitted by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against any other party hereto or any Related Party of any such Person for any Liabilities and expenses of any kind, on any theory of liability, arising solely from reliance by any party hereto on or use of Electronic Signatures and/or transmissions by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page, including any Liabilities and expenses of any kind, on any theory of liability, arising as a result of the failure of any such Person to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations then due of the

Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and, subject to the final sentence of this paragraph, each of the parties hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties and their respective accountants (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (and their respective advisors), other than, in each case, to a Disqualified Lender (or any advisor thereto) or (ii) any actual or prospective counterparty (and its advisors) to any swap, derivative or credit insurance transaction relating to the Borrower, any Subsidiary or any of their respective obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (f) above or (j) below, (ii) is or becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or (iii) is independently developed by the Administrative Agent, any Issuing Bank or any Lender, (i) to any credit insurance providers, (j) subject to confidentiality arrangements customary for such disclosure, to (i) any rating agency in connection with rating the Borrower or the Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (k) for purposes of establishing a “due diligence” or other similar defense or for purposes of protecting and enforcing the rights and remedies with respect to this Agreement or any other Loan Document or (l) to market data collectors, including league table providers, and other services providers to the lending industry, in each case, information of the type routinely provided to such service providers. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB to the date of repayment, shall have been received by such Lender.

Section 9.14. [Reserved].

Section 9.15. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

Section 9.16. Certain Notices. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

Section 9.17. No Fiduciary Relationship. The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrower, on behalf of itself and its subsidiaries, acknowledges that the Administrative Agent, each Arranger, each Lender and each Issuing Bank and their respective Affiliates may have economic interests that conflict with those of the Borrower, the Subsidiaries, their equityholders and/or their Affiliates. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower, on behalf of itself and its subsidiaries, agrees that it will not assert any claims against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of fiduciary duty in connection with this Agreement or any aspect of any transaction contemplated hereby.

Section 9.18. Non-Public Information. Each Lender and Issuing Bank acknowledges that all information furnished to it pursuant to this Agreement or any other Loan Document by or on behalf of the Borrower and relating to the Borrower, the Subsidiaries or their respective businesses may include MNPI, and confirms that it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

All such information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Accordingly, each Lender and Issuing Bank represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

Section 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among or between any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20. Acknowledgement Regarding any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

APPLOVIN CORPORATION

By:	/s/ Matt Stumpf
Name: Matt Stumpf
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as a Lender, a Swingline Lender, an Issuing Bank and the Administrative Agent

By:	/s/ Peter Christensen
Name: Peter Christensen
Title: Executive Director

Bank of America, N.A., as a Lender and an Issuing Bank

By:	/s/ Haley Heslip
Name: Haley Heslip
Title: Director

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender and an Issuing Bank

By:	/s/ Michael King
Name: Michael King
Title: Vice President

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

CITIBANK, N.A., as a Lender and an Issuing Bank

By:	/s/ Daniel Boselli
Name: Daniel Boselli
Title: Vice President

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Bank

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

BNP PARIBAS, as a Lender

By:	/s/ George Ko
Name: George Ko
Title: Director

By:	/s/ My-Linh Yoshike
Name: My-Linh Yoshike
Title: Vice President

MUFG Bank, Ltd., as a Lender

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Authorized Signatory

The Bank of Nova Scotia, as a Lender

By:	/s/ Luke Copley
Name: Luke Copley
Title: Managing Director

[Signature Page to Credit Agreement]